Exhibit 99

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Robert A. Rayne has authorized and designated each of Michael I. Wellesley-Wesley, the President and Chief Executive Officer of Chyron Corporation (the "Company"), Jerry Kieliszak, the Chief Financial Officer of the Company, and Daniel I. DeWolf and Scott A. Samuels, of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Chyron Corporation. The authority of Michael I. Wellesley-Wesley, Jerry Kieliszak, Daniel I. DeWolf and Scott A. Samuels, under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Chyron Corporation, unless earlier revoked in writing. The undersigned acknowledges that Michael I. Wellesley-Wesley, Jerry Kieliszak, Daniel I. DeWolf and Scott A. Samuels, are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:	May 14, 2008

/s/ Robert A. Rayne
Robert A. Rayne